CERTIFICATE OF REDUCTION OF CAPITAL
                                       OF
                               MAGIC FINGERS, INC.
      (Pursuant to Section 244 of the General Corporation Law of Delaware)


     MAGIC FINGERS, INC., a corporation organized and existing under the provisions of the General Corpaation Law of the State of Delaware., the Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on the 28th day of July, 1961, and recorded in the office of the Recorder of Deeds for New Castle County, State of Delaware on the same date DOES HEREBY CERTIFY:

     1) That by resolution of the Board of Directors adopted at a duly convened meeting, and with the consent of at least a majority of the stockholders given at a meeting called and held pursuant to the Directors resolution and Section 244 of the General Corporation Law of the State of Delaware, the capital of this Corporation shall be and hereby is reduced from $17,088,00 to $16,188.00.

     2) That the manner in which said reduction is effected is by retiring 9000 shares of capital stock, par value 10(cent) per share, owned by the Corporation and restoring such shares to the status or authorized but unissued stock.

     3) That the assets of the Corporation remaining after such reduction are sufficient to pay any debts, the payment of which has not been otherwise provided for.

     4) That this reduction has been adopted in accordance with Section 244 of the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, the said MAGIC FINGERS, INC. has caused Its corporate seal to be hereunto affixed and this certificate to be signed by John J. Houghtaling, its President, and A. Bronley Smith, its Secretary, this 26th day of April, A.D., 1963.

                                                   MAGIC FINGERS, INC.

                                                   /s/ John J. Houghtaling
                                                   ------------------------
                                                   President

                                                   /s/ A. Bronley Smith
                                                   ------------------------
                                                   Secretary

STATE OF NEW JERSEY                 )
                                    )
COUNTY OF BERGEN                    )

         BE IT REMEMBERED that on this 26th day of April A.D. 1963, personally came before me the undersigned, a notary Public in and for the county and state aforesaid, JOHN J. HOUGHTALING, President of MAGIC FINGERS, INC., a corporation of the State of Delaware and of the corporation described in and which executed the foregoing certificate, known to me personally to be such, and he the said JOHN J. HOUGHTALING as such President duly executed said certificate before me and acknowledged said certificate to be the act, deed and agreement of said corporation, that the signatures affixed thereto are the signatures of the duly elected President and Secretary of said corporation, and that the seal affixed to said certificate is the common corporate seal of said corporation.

         IN WITNESS WHEREOF I have hereunto set my hand and seal of office the day and year aforesaid.

/s/  Lydia M. Erxmeyer
-------------------------
Lydia M. Erxmeyer
NOTARY PUBLIC OF N.J.
My Commission Expires November 12, 1967

                                       43

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